Exhibit 99.2

CLAYTON WILLIAMS ENERGY, INC.

FOR IMMEDIATE RELEASE

Friday, July 1, 2005

CLAYTON WILLIAMS ENERGY ANNOUNCES

$200 MILLION SENIOR NOTE PRIVATE PLACEMENT

Midland, Texas, July 1, 2005 — Clayton Williams Energy, Inc.  (NASDAQ-NMS: CWEI) announced today that it plans to raise up to $200 million through a private placement of senior notes due 2013, subject to market and other customary conditions.  Certain of the Company’s subsidiaries will fully and unconditionally guarantee the notes.  The Company intends to use the net proceeds from the proposed offering to repay amounts under its existing credit facilities and for general corporate purposes.

The notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act.  The Company plans to offer and issue the notes only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S.

This news release is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Clayton Williams Energy, Inc. is an independent energy company located in Midland, Texas.

Except for historical information, statements made in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met.  Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, production variance from expectations, volatility or oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund operations, exploration risks, uncertainties about estimates of reserves, competition, government regulation, costs and results of drilling new projects, and mechanical and other inherent risks associated with oil and gas production.  These risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:

Patti Hollums	Mel G. Riggs
Director of Investor Relations	Chief Financial Officer
(432) 688-3419	(432) 688-3431
e-mail: cwei@claytonwilliams.com
website: www.claytonwilliams.com